                                                                  Exhibit (h)6.2


January 30, 2001


Mr. Mark E. Swanson
Treasurer
Frank Russell Investment Company
909 A Street
Tacoma, WA 98402


RE:  Frank Russell Investment Company LifePoints Funds


Dear Mark:


Reference is hereby made to those Special Servicing Agreements, each dated as of February 8, 1999 (except the Agreement with the Tax-Managed Global Equity Fund which is dated as of August 23, 1999) (the "Agreements"), among certain Funds of Frank Russell Investment Company, Frank Russell Investment Management Company ("FRIMCo"), as adviser and administrator to Frank Russell Investment Company ("FRIC"), and each of the following FRIC Funds: Equity Aggressive Strategy Fund, Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Tax-Managed Global Equity (the "Funds").


FRIMCO agrees to pay, effective January 1, 1999 and until February 28, 2002, all Expenses (as that term is defined in the Agreements) of the Funds not paid by the Underlying Funds (as that term is defined in the Agreements) pursuant to
Section 2 of the Agreements.


If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.


Sincerely,


FRANK RUSSELL INVESTMENT
 MANAGEMENT COMPANY



By:__________________________________
   Karl J. Ege
   General Counsel and Secretary


Accepted and Agreed:


FRANK RUSSELL INVESTMENT COMPANY



By:__________________________________
   Mark E. Swanson
   Treasurer